Exhibit 10.32

Final Version

HCIT Holdings, Inc.

3055 Lebanon Pike

Nashville, Tennessee 37214

Dear Stock Option Participant:

In order to better align interests of management with the other equityholders of Change Healthcare, the Board of Directors of HCIT Holdings, Inc. (the “Company”) has decided to modify the vesting terms applicable to certain performance-vesting Options (the “Performance Options”) originally granted to you in 2017 and/or 2018 under the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Plan”). The changes are intended to make it more likely that you will become vested in your Performance Options. Capitalized terms used but not defined in this letter shall have the meanings ascribed such terms in your Nonqualified Performance-Vesting Stock Option Agreement (the “Option Agreement”).

As you know, these Performance Options currently vest and become exercisable, subject to your continued Employment, on the earlier to occur of either:

(i)

the date (A) that affiliates of Blackstone sell more than 25% of the JV Shares held by them at a weighted average price in excess of $4,200 per share and (B) McKesson distributes more than 50% if its JV Shares; or

(ii)	McKesson and affiliates of Blackstone collectively sell more than 25% of their JV Shares at a weighted average price in excess of $4,200 per share.

In order to make it more likely that your Performance Options will vest, effective May 25, 2018, the Board determined that your Performance Options will also be eligible to vest and become exercisable in connection with the same transactions set forth above but when the weighted average price is less than $4,200 per share, in each case subject to your continued Employment through the applicable vesting date, such that:

(iii)	One-third of the Performance Options shall vest and become exercisable on the earlier to occur of either (each, an “Exit Event”):

(A)	the date (x) affiliates of Blackstone sell more than 25% the JV Shares held by them and (y) McKesson distributes more than 50% of its JV Shares, or

(B)	McKesson and affiliates of Blackstone, collectively, sell more than 25% of their JV Shares.

(iv)	One-third of the Performance Options shall vest and become exercisable on the first anniversary of the Exit Event.

(v)	One-third of the Performance Options shall vest and become exercisable on the second anniversary of the Exit Event.

The Board believes this ensures that you will have the opportunity to realize the value of your Performance Options even if McKesson and Blackstone elect to sell or distribute their investment at a valuation lower than $4,200 per share.

Except as provided in this letter, the Option Agreement shall remain unchanged and continue in full force and effect. Therefore, if Blackstone sells more than 25% of its JV Shares for $4,300 and McKesson has distributed more than 50% of their JV Shares by that time as well, then 100% of your Performance Options would vest. If you have any questions, please contact the Long-term Incentive team at long-termincentive@changehealthcare.com.

Sincerely,

HCIT Holdings, Inc.

By:	/s/ Neil de Crescenzo
Name:	Neil de Crescenzo
Its:	President and CEO